                   Exhibit 99.1

Contact:

Kearstin Patterson

Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Announces Positive Top-Line Data from its Augment™ Bone Graft North American Pivotal Trial

                        Augment Bone Graft Demonstrates Non-Inferiority to Autograft

Company to Host Conference Call to Discuss Results on October 13

Franklin, Tenn. – October 13, 2009 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced positive top-line results from its North American pivotal (Phase III) randomized controlled trial comparing its fully synthetic, off-the-shelf bone growth factor product, Augment Bone Graft (“Augment”), to autograft  for use in hindfoot and ankle fusion surgery. The primary study goal was to establish non-inferiority of Augment compared to autograft.  Autograft is the historical standard of care but has the limitation that it must be obtained and transplanted from another bone in the patient’s body, often requiring a second surgical procedure.  These positive top-line results indicate that, with the use of Augment, patients can expect a comparable treatment outcome while being spared the pain and potential morbidity associated with traditional autograft bone harvesting and transplantation.

Study Results

For the primary endpoint, the percent of subjects achieving fusion as defined by 50% or greater bone bridging on CT scans at 24 weeks, patients treated with Augment experienced a similar fusion rate (61.2%) compared with those receiving autograft (62.0%), which met non-inferiority (p=0.037; n=397 patients).   Since many patients had multiple joints treated, analysis was also performed on a per joint basis.  Non-inferiority was also established on a per joint basis, with 66.5% of joints treated with Augment fused on CT scans compared to 62.6% of joints treated with autograft (p=<0.001; n=597 joints).

In the key clinical, secondary endpoints, the healing (union) rate was 83.1% for Augment compared to 83.9% for autograft at 24 weeks (p=0.008; n=397). The delayed/nonunion rates (lower rates are better) were 8.8% for Augment and 10.2% for autograft (p=0.008).  The remaining patients were judged by the investigators to be progressing to healing but were not able to be definitively diagnosed.  Infection rates also tended to be lower for Augment (7.3%) compared to autograft (9.5%; p=0.011).  Pain at the autograft donor site was present in 95.6% of autograft patients, while Augment patients do not require a donor site.  Substantial pain at the autograft donor site (at least 20mm on VAS pain scale) was present at six months in 12.4% of the patients treated with autograft and none of the Augment patients. These findings demonstrate that patients treated with Augment can expect clinical results as good as if they had been treated with autograft, while being spared the pain and potential for additional surgical and post-operative complications resulting from the extra surgical procedure often required to harvest the autograft.

Seventy-five percent (75%) of patients in both groups had one or more risk factors for poor healing.  There were no significant differences in the frequency of serious adverse events between the Augment and autograft treated patients. Finally, analysis of human anti-PDGF antibodies indicated only 13% of Augment patients experienced antibody formation at any time point, which dropped to 3.9% at six months.  Additionally, 3.5% of autograft patients also had anti-PDGF antibodies.  Most importantly, none of the antibodies in either group was neutralizing.

The data above reflect the results of the 397 patient “modified intent-to-treat” (mITT) study population.  Thirty-seven (37) patients were excluded from this analysis, 21 of which were randomized but never treated and 16 which had major protocol deviations which were prospectively identified (e.g. midfoot fusions even though these were a specific exclusion criteria).  Thus, the mITT population represents over 90% of all randomized patients and over 95% of all treated patients.

On a strict intent-to-treat (ITT) population in which those patients who were randomized but never treated are counted as automatic failures, 24 week fusion rates on CT scans were 57.9% for patients randomized to Augment and 60.4% for patients randomized to autograft (p=0.065; n=434).  On a per joint basis the CT fusion rate was 65.2% for Augment compared to 64.6% for autograft (p=0.004; n=631).  Clinical union rate for the ITT population was 79.6% for the Augment group and 79.2% for the autograft group (p=0.004; n=434).  The delayed/nonunion rate on the ITT population was 8.1% in the Augment group and 10.7% for the autograft group (p=0.015; n=434).

Medical Need

“We are excited that our pioneering work at BioMimetic on ways to improve orthopedic and dental tissue regeneration has again translated into a potential new treatment option for patients with significant debilitating injuries or diseases” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “These top-line data demonstrate a consistent picture that Augment is at least as efficacious as autograft, while also having the benefit of sparing patients the pain and potential morbidity resulting from autograft bone harvesting and transplantation to the fusion site.  We look forward to sharing these positive pivotal trial data with the FDA. Finally, I’d like to once again acknowledge the work of our investigators and thank them for their excellent execution of this complex and rigorous trial.”

“These top-line results are very exciting,” said Dr. Christopher DiGiovanni, principal investigator for the Augment trial and professor of orthopaedic surgery and chief of the division of foot and ankle surgery in the department of orthopaedic surgery at the Warren Alpert School of Medicine at Brown University, Rhode Island Hospital.  “The data available thus far support the primary objective of the study which is to find a safe and effective alternative to autograft in foot and ankle fusion surgeries.  Should Augment receive FDA approval based on the full data set, I believe it will be widely used by practicing foot and ankle surgeons anxious to spare patients all the pain, potential morbidity, and extra surgical and anesthesia time associated with traditional autograft bone harvest. I look forward to having Augment available for use in patients.”

Joint fusion is the standard surgical treatment for chronic pain in the foot and ankle. This pain is often caused by arthritis, joint instability and congenital defects.  The current gold standard for fusion involves the use of autograft, which is bone taken from another location in the patient’s body.  While effective, the use of autograft creates significant morbidities at a previously asymptomatic harvest site. Some of these morbidities include severe pain, serious infection, numbness and increased anesthesia time.  Autograft also incurs a financial burden when operating room time, instrument cost, anesthesia cost and surgeon charges are considered.  Therefore it is of great value to the surgical community to find a safe and effective off-the-shelf alternative to autograft.

Study Design

The Augment North American pivotal trial is a prospective, randomized, blinded, controlled study providing a head-to-head comparison of Augment to autograft for use in hindfoot and ankle fusion surgery.  Treatment was randomized 2:1, Augment to autograft, and the randomization was stratified for two variables, hindfoot vs. ankle procedures and risk factor vs. no risk factor.  Risk factors included diabetes, smoking or recent history of smoking and obesity (BMI> 30kg/m2).

Thirty-seven sites in the United States and Canada participated in the study, enrolling a total of 434 patients.  Patient enrollment was completed at the end of December 2008.  The results announced today are through 24 weeks after treatment surgery which is the time of assessment of the primary endpoint, but all study patients will be followed through a final 52 week visit.  The study is designed to demonstrate non-inferiority between Augment Bone Graft and autograft.

All p values reported in this release are derived from non-inferiority analyses.  Analysis of the complete data set will continue for some time.  A substantial amount of data in addition to the top-line data announced today will be included in the Company’s PMA submission, which is expected to be filed with the FDA within the next three months.

Conference Call and Webcast

BioMimetic will be hosting a conference call and webcast on October 13, 2009 at 6:30 EDT to discuss the study results.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on October 13, 2009 by dialing 888-679-8018 (passcode 32982191). The international dial in number is 617-213-4845, and the same passcode applies.   Participants should dial in 10 minutes prior to the call if they have not pre-registered.

About Augment Bone Graft

Augment consists of a combination of a sterile solution of 0.3mg/ml purified recombinant human platelet-derived growth factor BB (rhPDGF-BB) and a synthetic tricalcium phosphate (TCP) bone matrix.  The rhPDGF-BB functions to recruit the bone healing cells and new blood vessels to the site of injury through processes termed chemotaxis, mitogenesis and angiogensis, while the TCP acts as a scaffold or lattice for the deposition of new bone.  A similar product successfully developed by BioMimetic (GEM 21S) has already been FDA approved for bone and periodontal regeneration in the jawbone.

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic copy of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of the rhPDGF-BB platform technology. Additionally, BioMimetic Therapeutics has completed and ongoing clinical trials with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dentally related product and markets it through its Osteohealth Company in the United States and Canada.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current intent and expectations of the management of BioMimetic Therapeutics.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic Therapeutics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic Therapeutics’ product and product candidates, unproven preclinical and clinical development activities, regulatory oversight and approval, and other risks detailed in BioMimetic Therapeutics' filings with the Securities and Exchange Commission.  Companies in the biotechnology industry have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials.  Even if favorable data is generated by clinical trials of medical devices, the FDA may not accept or approve a PMA filed by a biotechnology company for such medical devices.  Any failure by BioMimetic Therapeutics to obtain FDA approval of Augment, or any of its other product candidates, in a timely manner, or at all, will severely undermine its business and results of operation.  Except as required by law, BioMimetic Therapeutics undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.